Exhibit 10.36

EXECUTION VERSION
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) dated effective as of April 15, 2014, by and between TASC, Inc. (the “Company”) and Wayne Rehberger (the “Executive”).
The Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment;
The Executive desires to accept such employment and enter into such an agreement;
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Employment. Subject to the provisions of Section 7 of this Agreement, the Executive shall be employed by the Company for a period commencing on April 15, 2014 and ending on April 15, 2017 on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with April 15, 2017 and on each April 15 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party hereto ninety (90) days prior written notice before the next Extension Date that the Employment Term shall not be so extended (the period of employment, including any extensions, and as subject to the terms and conditions of this Agreement, the “Employment Term”).
2.Position.
a.During the Employment Term, the Executive shall serve as the Company’s Senior Vice President and Chief Financial Officer and report directly to the Chief Executive Officer of the Company (the “CEO”). In such positions, the Executive shall have such duties and responsibilities as are appropriate for such positions at privately held companies of the nature and size of the Company, and otherwise as shall be determined from time to time by the CEO.
b.During the Employment Term, the Executive will devote the Executive’s full business time and best efforts to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that nothing herein shall preclude the Executive, subject to the prior approval of the CEO, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties hereunder or conflict with Sections 8 and 9.
c.The Executive shall be covered by the Company’s directors and officers insurance policy(ies). The Company shall also indemnify, defend, and hold harmless the Executive to the maximum extent permitted under the Company’s by-laws and the laws of the state of where the Company is incorporated. This Section 2(c) shall survive the termination or expiration of this Agreement for any reason.

3.Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $440,000, payable in regular installments in accordance with the Company’s normal payroll practices. The Executive shall be entitled to such increases in the Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the board of directors of the Company (the “Board”) (or a committee of the Board), which shall review the Executive’s base salary on a basis no less frequent than annually. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary may be reduced, subject to the limitations of the Good Reason definition provided for in Section 7(c)(ii)(A) of this Agreement.
4.Annual Bonus. With respect to each full fiscal year of the Company (a “Fiscal Year”) occurring during the Employment Term, Executive shall be eligible to earn an annual cash bonus award pursuant to the Company’s annual bonus plan applicable to executives generally (an “Annual Bonus”) at a target amount of no less than seventy-five percent (75%) of Base Salary. The performance metrics upon which the payment of any Annual Bonuses are to be based shall be determined based upon the achievement of individual and Company performance targets established by the CEO, in consultation with the Executive. Performance metrics to be used as described in this Section 4 generally are established within the first ninety (90) days of the Fiscal Year to which they relate. Any Annual Bonus due hereunder generally are paid by the Company to the Executive within three and one-half (3.5) months after the end of the Performance Year (and in no event later than December 31 following the end of the calendar year after the applicable Performance Year), so long as the Executive remains employed with the Company through the date of payout, or under the conditions specified in Sections 7(a)(iii)(B), 7(b)(ii)(B) or 7(c)(iii)(B). For purposes of this Agreement, the “Performance Year” is the Company Fiscal Year for which performance by the Company and/or the Executive is considered in determining the amount of the Annual Bonus.
5.Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans except as set forth in Section 4 above) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.
6.Business Expenses. During the Employment Term, reasonable business expenses incurred by the Executive in the performance of the Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
7.Termination. The Employment Term and the Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that the Executive will be required to give the Company at least thirty (30) days advance written notice of any resignation of the Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern each party’s rights and obligations upon the Executive’s termination of employment with the Company and its affiliates.
a.By the Company For Cause or By the Executive Resignation Without Good Reason.
(i)The Employment Term and the Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon the Executive’s resignation without Good Reason (as defined in Section 7

(c)); provided that the Executive will be required to give the Company at least thirty (30) days advance written notice of a resignation without Good Reason.
(ii)For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction of a felony (other than vehicular) or plea of nolo contendere to a felony charge (other than vehicular), which conviction is non-appealable or for which the period for filing an appeal has expired; (ii) the Executive’s material willful breach of his duties under this Agreement which is not cured by the Executive within ten (10) business days of receipt of written notice of termination from the Board (or a committee of the Board), provided, however, that for purposes of this definition, no act or omission shall be considered “willful” if the Executive reasonably believed he was acting in the best interests of the Company or a subsidiary; (iii) the Executive’s habitual and material neglect of his duties which is not cured within ten (10) business days of receipt of written notice from the Board (or a committee of the Board); or (iv) the Executive’s material breach of specified representations and covenants in this Agreement which is not cured within ten (10) business days of receipt of written notice from the Board (or a committee of the Board) of such breach.
(iii)If the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns without Good Reason, the Executive shall be entitled to receive:
(A)the Base Salary accrued through the date of termination, payable in accordance with the Company’s usual payment practices;
(B)any Annual Bonus earned in accordance with Section 4, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);
(C)reimbursement, within thirty (30) days following submission by the Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of the Executive’s termination of employment; and
(D)such fully vested and non-forfeitable Employee Benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company (other than benefits in the nature of severance pay) (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Obligations”).
Following such termination of the Executive’s employment by the Company for Cause or resignation by the Executive without Good Reason, except as set forth in this Section 7(a)(iii), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b.Disability or Death.
(i)The Employment Term and the Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company if the Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18)

consecutive month period to perform the Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. Such determination of Disability applies solely to the determination of whether employment may be terminated under this Section 7 of this Agreement and has no effect on any Company healthcare or other benefit plan, including any assessment relating to disabilities in connection with such plan(s), or any of the Company’s statutory obligations.
(ii)Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive or the Executive’s estate (as the case may be) shall be entitled to receive:
(A)the Accrued Obligations; and
(B)a pro rata portion of any Annual Bonus, if any, that the Executive would have been entitled to receive pursuant to Section 4 hereof in respect of such year based upon the percentage of the Fiscal Year that shall have elapsed through the date of the Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to the Executive pursuant to Section 4 had the Executive’s employment not terminated.
Following the Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
c.By the Company Without Cause or Resignation by the Executive for Good Reason.
(i)The Employment Term and the Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive’s resignation for Good Reason.
(ii)For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (A) a reduction in the Base Salary or any portion of the Executive’s annual incentive compensation opportunity including, without limitation, the Executive’s Annual Bonus target amount (other than a reduction in the Executive’s Base Salary that is part of an across-the-board cost reduction program implemented as a result of the occurrence of an Event (as such term is defined in the Management Stockholders Agreement to be entered into between the Executive and the Company), or the CEO’s good faith determination that an Event is reasonably likely to occur, so long as such reduction does not exceed ten percent (10%) of the Base Salary, and such reduction applies to all executive officers); (B) a transfer of the Executive’s primary workplace by more than twenty-five (25) miles from Chantilly, Virginia; (C) a material and adverse change in the Executive’s duties and responsibilities with the Company set forth in Section 2 of this Agreement including, without limitation, the Executive no longer reporting to the CEO; (D) the Company is in material breach of this Agreement which is not cured by the Company within twenty (20) business days of receipt of written notice from the

Executive; or (E) the Company provides the Executive written notice pursuant to Section 1 of this Agreement that the Employment Term shall not be extended; in each of case (A) through (E) other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within twenty (20) business days after the Executive gives the Company notice of such event, which must be given within one hundred twenty (120) days after the event giving rise to the claim of Good Reason occurs.
(iii)If the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if the Executive resigns for Good Reason (provided that the Executive does not immediately thereafter commence employment with an affiliate of the Company), the Executive shall be entitled to receive:
(A)the Accrued Obligations;
(B)a pro rata portion of the Annual Bonus at the target amount for the Fiscal Year in which the Executive’s termination of employment occurred based upon the percentage of the Fiscal Year that shall have elapsed through the date of the Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to the Executive pursuant to Section 4 had the Executive’s employment not terminated;
(C)subject to the Executive’s continued compliance with the provisions of Sections 8 and 9 and to the Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit A within forty-five (45) days following the date of termination, an amount equal to the sum of (x) one and one-half (1.5) times the Executive’s Base Salary then in effect plus (y) one and one-half (1.5) times the Executive’s average Annual Bonus actually received in respect of the two (2) Fiscal Years preceding the Fiscal Year in which the date of termination occurs (i.e., based on the Executive’s performance in such years even though the bonus may be paid in a different fiscal year), which sum is payable over a period of eighteen (18) months (such period the “Severance Period”), with such total amount to be paid in equal installments in accordance with normal payroll practices (“Salary Continuation Payments”), commencing on the first payroll date of the Company on or next following the first day on which the release becomes irrevocable (with payment in arrears from the termination date); provided, however, that consistent with Section 11(g) of this Agreement, if such payment commencement date could potentially occur in either of two calendar years (depending on when the release becomes irrevocable within such forty-five (45) day period), the Salary Continuation Payments shall commence as of the first payroll date of the Company in the second calendar year after the date the release becomes irrevocable; and provided, further, that the aggregate amounts described in this clause (C) shall be in lieu of any other cash severance or termination benefits payable to the Executive under any other plans, programs or arrangements of the Company or its affiliates (although the Executive will remain eligible to receive payments in respect of incentive awards to the extent provided under any applicable incentive plan or award agreement); and
(D)a lump sum payment equal to the estimated cost of the COBRA premiums for continued participation in the Company’s health and welfare plans for eighteen (18) months after the date of termination, at benefit levels no less than those in place on the date of this Agreement; provided, however, that if the Company making the payment under this Section 7(c)(iii)(D) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under, the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this Section 7(c)(iii)(D) in such manner as is necessary to comply with PPACA.
Following the Executive’s termination of employment by the Company without Cause (other than by reason of the Executive’s death or Disability) or by the Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(iii) and what the Executive is entitled to under the Management Stockholders Agreement entered into between the Executive and the Company as well as any other stock incentive award or stock option agreement entered into between the Executive and the Company or any of its subsidiaries or any of their respective affiliates, the Executive shall have no further rights to any compensation or any other benefits under this Agreement or under any other severance or termination benefit plan sponsored or maintained by the Company.
d.Notice of Termination. Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
e.Board/Committee Resignation. Upon termination of the Executive’s employment from the Company for any reason, the Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.
f.The provisions of Section 7 shall survive the termination of the Executive’s employment and the termination or expiration of this Agreement for any reason.
8.Restrictive Covenants. The Executive understands that the Company invests significant resources in the training and development of its employees. The Executive agrees to the obligations herein, which the Executive agrees are reasonably designed to protect the Company’s legitimate business interests without unreasonably restricting the Executive’s ability to seek or obtain employment after the Executive’s employment with the Company terminates. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
a.Definitions
(i)“Customer Services” is defined as providing the following services to federal government Intelligence, Defense or Civilian agencies in the civilian, military and intelligence sectors, as well as to state and local entities and government contractors: systems engineering and integration, technology and architecture assessment, technical analysis and life cycle programmatic support for intelligence operations, mission engineering and assurance, cyber security engineering, intelligence analysis, acquisition management and financial management services, and security and programmatic support focused on complex national intelligence systems acquisition and operations.

(ii)“Client,” as used herein, shall apply to any person or entity that purchased Customer Services from the Company during the twelve (12) months immediately preceding the termination of the Executive’s employment for any reason.
(iii)“Prospective Client,” as used herein, shall apply to any person or entity for which the Executive had personal involvement in contacting, or had personal involvement in the making of proposals or supervising the making of proposals or the performance of work, on behalf of the Company for the development, creation, design, marketing, sale, or performance of Customer Services during the six (6) months immediately preceding the termination of the Executive’s employment for any reason.
b.Non-solicitation and Noncompetition Provisions
(i)During the Employment Term and for a period of twelve (12) months after the Employment Term, the Executive will not, either directly or indirectly, for himself or any third party, solicit, develop, create, design, market or sell services to any Client of the Company where those services directly compete with the Customer Services that the Company provided to a Client and which the management or strategic assessment of were in the scope of the Executive’s responsibilities at any time during the twelve (12) months prior to the termination of the Executive’s employment.
(ii)During the Employment Term and for a period of twelve (12) months after the Employment Term, the Executive will not, either directly or indirectly, for himself or any third party, solicit, develop, create, design, market or sell services to any Prospective Client where those services directly compete with the Customer Services that the Company provided to a Client and which the management or strategic assessment of were in the scope of the Executive’s responsibilities at any time during the twelve (12) months prior to the termination of the Executive’s employment.
(iii)During the Employment Term and for a period of twelve (12) months after the Employment Term, the Executive will not develop, create, design, market, provide or sell competitive Customer Services within a thirty (30) mile radius of any location where the Company provides Customer Services as of the Executive’s termination date, where those services directly compete with the Customer Services that the Company provided to a Client and which the management or strategic assessment of were in the scope of the Executive’s responsibilities at any time during the twelve (12) months prior to the termination of the Executive’s employment.
(iv)During the Employment Term and for a period of twelve (12) months after the Employment Term, the Executive will not, either directly or indirectly, for himself or any third party, solicit, induce, recruit, or cause another person in the employ of the Company to terminate his/her employment with the Company for the purpose of joining, associating, or becoming employed with any business or entity that provides Customer Services.
(v)During the Employment Term and at all times thereafter, the Executive agrees not to engage in any public act or make any public statement that is intended, or may reasonably be expected to harm the reputation of the Company or any of its subsidiaries. During the Employment Term and at all times thereafter, the Company and its subsidiaries shall use its best efforts to cause its directors and officers not to engage in any public act or make any public statement that is intended or may reasonably be expected to harm the reputation of the Executive.

(vi)The restrictions in Section 8 supplement and do not waive or supersede any other protections available at law or in equity. Section 8, and each of its subparts, is severable from all other provisions in this Agreement and all other subparts of Section 8. The Company and the Executive specifically agree that the restrictions contained in Section 8 are reasonable in scope and necessary for the Company’s protection, and should be enforced to the greatest extent possible. Therefore, if any court finds any portion of Section 8, or any subpart of it, to be unenforceable for any reason, this shall not affect the other portions or subparts of Section 8.
(vii)The covenants in Section 8 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action the Executive might have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants in Section 8.
(viii)Notwithstanding the foregoing, for the purposes of this Section 8, the Executive may, directly or indirectly, own, solely as an investment, securities of any person or entity engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person or entity and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person or entity.
(ix)The Executive acknowledges and agrees that in the event of a breach or threatened breach of Section 8, the Company is likely to suffer irreparable harm and will therefore be entitled to, in addition to damages and any other legal remedies or recourse available, injunctive or other equitable relief to enforce this Agreement.
9.Confidentiality; Intellectual Property.
a.Confidentiality.
(i)The Executive will not disclose to anyone, at any time during or after the Executive’s employment with the Company or its subsidiaries, any Confidential Information pertaining to the business of the Company or any of its subsidiaries or the investors in the Company or any of their respective affiliates (collectively, the “Restricted Group”), except (i) when required to perform the Executive’s duties to the Company or one of its subsidiaries, or (ii) when required by law or judicial process. “Confidential Information” means all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of any member of the Restricted Group. Notwithstanding the foregoing and for the avoidance of doubt, Confidential Information is exclusive of information or data that enters the public domain subsequent to the time it was communicated to the Executive through no fault of the Executive.
(ii)Except as required by law or judicial process or to enforce any of the terms or conditions of this Agreement, the Executive will not disclose to anyone, other than the Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that the Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.
(iii)Upon termination of the Executive’s employment with the Company for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its subsidiaries or affiliates, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware.
b.Intellectual Property.
(i)If the Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), the Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.
(ii)If the Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii)The Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.
(iv)The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in accordance and compliance with the foregoing.
(v)The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. The Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.
(vi)The provisions of Section 9 shall survive the termination of the Executive’s employment for any reason.
10.Specific Performance. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The Executive further agrees that, in the event a material breach or threatened material breach of any of the provisions of Section 8 or Section 9, the Company may cease making any payments or providing any benefit otherwise required by this Agreement.
11.Miscellaneous.
a.Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles thereof. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place in the Northern Virginia/Washington, D.C. metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof
b.Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this Agreement, excluding any equity incentive compensation arrangements that may be separately entered into by and between the Executive and TASC Parent Corp. or any of its subsidiaries or any of their affiliates. Except for the Management Stockholders Agreement entered into between the Executive and the Company as well as any other stock incentive award or stock option agreement entered into between the Executive and the Company or any of its subsidiaries or any of their respective affiliates, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
c.No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d.Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
e.Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a Person which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor Person. For the avoidance of doubt, the obligations of this Agreement shall be among the obligations of the Company such a successor Person shall assume and Company shall use best efforts to arrange for the successor Person to confirm its commitment in writing to honor all of the terms and conditions of this Agreement. For purposes of this Agreement, “Person” means a partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature.
f.Set Off; No Mitigation. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its affiliates. The Executive shall not be obligated to mitigate the amount of Salary Continuation Payments payable hereunder by seeking other employment, or otherwise, nor shall the amounts payable to the Executive hereunder be reduced by compensation earned by the Executive by any subsequent employer.
g.Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence (other than deferred amounts that will continue to accrue earnings under the terms of the applicable deferral arrangement) shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to the Executive’s “termination of employment” and “date of termination” shall refer to the Executive’s “separation from service” within the meaning of Section 409A, and the date thereof, respectively. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 11(g) due to the Executive’s status as a “specified employee,” the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six (6) months following the Executive’s separation from service. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.
h.Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
i.Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
TASC, Inc.
4801 Stonecroft Boulevard
Chantilly, VA 20151-3822
Attention: President & CEO
with a copy to:
TASC, Inc.
4801 Stonecroft Boulevard
Chantilly, VA 20151-3822
Attention: General Counsel
If to the Executive:
To the most recent address of the Executive set forth in the personnel records of the Company.
j.Cooperation. At the Company’s cost and subject to the Executive being compensated at an hourly rate based on the Base Salary in effect at the time of termination of employment at the Company, the Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment with the Company or its affiliates. This provision shall survive any termination of this Agreement.
k.Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
l.Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or holiday.
m.Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
n.The provisions of Section 11 shall survive the termination or expiration of this Agreement for any reason.
[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

TASC, Inc.	Wayne Rehberger
/s/ John P. Hynes, Jr.	/s/ Wayne Rehberger
By: John P. Hynes, Jr.
Title: President & CEO

Exhibit A
RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (this “Release”) is entered into by and between TASC, Inc. (together with its subsidiaries and affiliates, the “Company”) and Wayne Rehberger (the “Executive”).
The Executive and the Company agree as follows:
1.    The employment relationship between the Executive and the Company will terminate on the [] day of ____________, 20[--] (the “Termination Date”) pursuant to [Section 7(a)/(b)/(c)] of the Employment Agreement between the Company and Executive dated effective as of ______________ _____, 2014 (“Employment Agreement”).
2.    In consideration of and subject to the Company actually providing to the Executive all of the payments, rights and benefits as required by and in accordance with Section 7 of the Employment Agreement (“Separation Terms”), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, suits, liabilities, obligations, expenses, damages of any kind (including attorney’s fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes, without limitation, a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise, and any and all claims or rights that the Executive may have or assert to compensation, wages, bonuses, severance, employment, or benefits of any kind or any nature arising or derivative from the Executive’s employment or separation from employment with the Company. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans, and its and their successors and assigns.

3.    The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes, contract and the common law and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) for a period of seven (7) days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to _________________ (by certified mail or courier service, signature of receipt required); and (iv) this Release shall not become effective or enforceable until the revocation period has expired, provided that the Executive has not revoked it, and no obligations under the Separation Terms shall be due, owed or paid by or on behalf of the Company unless and until this Release becomes effective. The Executive further acknowledges that if the Executive has not returned the signed Release within the time permitted, then the offer of the Separation Terms will expire at such time.
4.    This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage under the Employment Agreement or otherwise, (iii) any vested rights the Executive has under the Company’s employee pension benefit and welfare benefit plans as a result of Executive’s actual service with the Company and in accordance with the terms of such plans, (iv) any rights of the Executive as a shareholder of the Company, (iv) any rights the Executive has under the Management Stockholders Agreement entered into between the Executive and the Company as well as any other stock incentive award or stock option agreement entered into between the Executive and the Company or any of its subsidiaries or any of their respective affiliates, (v) any rights of the Executive as a shareholder of the Company, or (vi) any claims that cannot be waived as a matter of law.
5.    The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties, and, subject to the Company’s compliance with its obligations under the Employment Agreement, the Executive agrees that the Executive will not seek or accept any award, damages, recovery or settlement from any source or proceeding pertaining to the Executive’s employment, separation from employment or otherwise. Nothing in this Release restricts the Executive’s communications with any law enforcement or government agency, or prohibits the Executive from testifying truthfully pursuant to subpoena or other legal process, provided that any such communications are consistent with all applicable laws.
6.    This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7.    The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.
8.    The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement in accordance with the terms of such covenants.
9.    This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflict of laws.
10.    Any controversy or claim arising out of or relating to this Release shall be resolved by binding confidential arbitration by a single arbitrator who is licensed to practice law in a State in the United States, to be held in the Northern Virginia/Washington, D.C. metropolitan area, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association (or its successor rules). The arbitrator shall have the discretionary authority to award attorneys’ and arbitrator’s reasonable fees and expenses and the costs of arbitration to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
11.    This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
12.    Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.
13.    The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

TASC, Inc.	Wayne Rehberger

By:
Title:
Date:	Date: